INDEPENDENCE CONTRACT DRILLING, INC. ANNOUNCES APPOINTMENT OF STACY NIEUWOUDT TO BOARD OF DIRECTORS

HOUSTON, TEXAS, January 19, 2021/PRNewswire/ – Independence Contract Drilling, Inc. (the “Company” or “ICD”) (NYSE: ICD) today announced the appointment of Stacy Durbin Nieuwoudt to the Company’s Board of Directors. Ms. Nieuwoudt will serve as a member of the Company’s Audit, Compensation, and Nominating and Governance Committees as an independent director. In connection with her appointment, the Company’s Board of Directors has increased the size of the Company’s Board of Directors from five to six members.

"We are pleased to welcome Stacy to the ICD Board," said Anthony Gallegos, president and chief executive officer of ICD. "Stacy's deep investment experience in energy and industrial companies and knowledge of capital markets will be invaluable to ICD as we navigate the COVID-19 recovery. I welcome her perspective and contribution."

Mr. Daniel McNease, Chairman of the Board of ICD, reiterated, “We are excited to welcome Stacy to our Board. We all look forward to working closely with her and believe her oilfield and industrials investment experience will be an invaluable asset to us.”

Ms. Nieuwoudt most recently served as a Senior Industrial and Energy Analyst for Aptigon Capital from 2017 to 2019 and as a Senior Energy Analyst for Surveyor Capital from 2010 to 2017. Aptigon and Surveyor Capital are both fundamental equity divisions of Citadel. Previously, she held various research and analyst positions with Crosslink Capital, Tudor, Pickering, Holt & Co Securities, Encap Investments and Simmons & Company.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211